Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

GRACELL BIOTECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share(1)	Rule 457(o)	(2)	(3)	$200,000,000	.0000927	$18,540(4)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$200,000,000		$18,540
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$18,540

(1)

These ordinary shares offered in the United States will be represented by American Depositary Shares, or ADSs, each of which represents five ordinary shares of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-251864).

(2)

There are being registered hereunder such indeterminate number of ordinary shares represented by ADSs as may be sold by the registrant from time to time at indeterminate prices. The maximum aggregate offering price of all securities sold shall not exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of ordinary shares represented by ADSs as may be issued upon conversion, exchange or exercise of any securities that provide for such issuance. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(3)

The proposed maximum offering price per ordinary share will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified pursuant to General Instruction II.C. of Form F-3 under the Securities Act.

(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated based on the maximum aggregate offering price.